Exhibit 99.1

Focus Universal Inc. Announces a Special Stock Dividend

of One Share for Every Two Shares of Stock

ONTARIO, CA and LOS ANGELES, CA, February 7, 2023 – Focus Universal, Inc. (NASDAQ:FCUV) (“Focus Universal” or the “Company”), a provider of patented hardware and software design technologies for Internet of Things (IoT) and 5G is pleased to announce today that its Board of Directors (the “Board”) declared a special dividend of one share dividend for every two shares of Common Stock issued and outstanding resulting in a 50 percent stock dividend of the Company’s outstanding common stock (the “Dividend”). There were 43,130,915 shares of the Company’s common stock outstanding as of February 7, 2023. Once the stock dividend is issued, there will be 64,696,373 shares of the Company’s common stock outstanding.

Focus Universal’s Chief Executive Officer, Desheng Wang, “I am happy to announce that Focus Universal’s Board has declared this special Dividend, which is intended to be a special thanks to our shareholders - including our own closely held hardworking friends and families, along with some high-quality institutions. These shareholders have stuck with us through unprecedented times and have been instrumental in helping us implement our strategic long-term plans to put us in a position to achieve success. We are publishing the following detailed information, which I hope will be helpful to shareholders.”

Timing

On February 7, 2023, Focus Universal’s Board approved the Dividend. The Company’s Board set the record date for the Dividend as February 23, 2023 (the “Record Date”) and the payment date as March 23, 2023 (the “Payment Date”).

Dividend

The Dividend will be payable at a ratio of 1:2, meaning that one share of common stock will be issued for every two shares of Company common stock held by the shareholders of such shares as of the Record Date. In lieu of distributing fractional shares, the Company will round up any shares that would otherwise be fractional.

Forward-Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to our ability to consummate the proposed offering. These and other risks and uncertainties are identified and described in more detail in the Registration Statement and Focus Universal's filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC's website at www.sec.gov. Focus Universal undertakes no obligation to publicly update or revise any forward-looking statements.

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About Focus Universal

Focus Universal Inc. (NASDAQ: FCUV) is a provider of patented hardware and software design technologies for Internet of Things (IoT) and 5G. The Company has developed five patented technology platforms with 26 patents and patents pending in various phases and 8 trademarks pending in various phases to solve the major problems facing hardware and software design and production within the industry today. These technologies combined to have the potential to reduce costs, product development timelines and energy usage while increasing range, speed, efficiency, and security. Focus currently trades on the Nasdaq Global Markets and is in the Russell 2000 Index.

Contact Information

Desheng Wang
626-272-3883
IR@focusuniversal.com

For investor and media inquiries, please contact:

Skyline Corporate Communications Group, LLC

Lisa Gray

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: (646) 893-5835

lisa@skylineccg.com

For company inquiries, please contact:

Investor Relations

626-272-3883

ir@focusuniversal.com

SOURCE: Focus Universal Inc.

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